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SECOND AMENDMENT TO STOCK OPTION AGREEMENT

        This SECOND AMENDMENT TO STOCK OPTION AGREEMENT (this "Second Amendment") is made this 23rd day of April, 2003 by and between Ronald D. Offutt ("Offutt") and Paul T. Horn ("Horn") and is to be effective when, and only when, RDO Tender Co. ("RDO Tender") in connection with its offer to purchase all of the outstanding shares of Class A common stock (the "Class A Shares") of RDO Equipment Co. ("RDO Equipment") has accepted for payment all of the Class A Shares that have been tendered prior to the expiration date of the offer.

RECITALS

        WHEREAS, RDO Tender is a wholly owned subsidiary of RDO Holdings Co. ("RDO Holdings"), which is owned by Offutt, and Larry and Betty Lou Scott.

        WHEREAS, RDO Tender is or will be commencing an offer to purchase all of the outstanding Class A Shares not owned by RDO Tender, RDO Holdings and their affiliates (the "Offer").

        WHEREAS, if all conditions to the Offer are met or waived, immediately prior to the closing of the Offer, Offutt and Mr. and Mrs. Scott will transfer all of their outstanding Class A Shares to RDO Holdings, and Offutt, who owns all of the outstanding shares of Class B common stock of RDO Equipment (the "Class B Shares"), will transfer all of his Class B Shares to RDO Holdings. RDO Holdings will then transfer these shares to RDO Tender. Upon Offutt's transfer of his Class B Shares, these shares will automatically convert into Class A Shares.

        WHEREAS, if after the completion of the Offer, RDO Tender owns at least 90% of the outstanding Class A Shares, RDO Tender will then be permitted under Delaware law to effect a "short-form" merger with RDO Equipment without the approval of RDO Equipment's board of directors or the remaining holders of the Class A Shares (the "Merger"), which Merger RDO Tender intends to effect as soon as possible after it completes the Offer, unless a court prevents it from doing so.

        WHEREAS, in connection with the Merger, each Class A Share that RDO Tender does not acquire in the Offer will be converted in the Merger into the right to receive $6.01 in cash, unless the holder of the Class A Share properly perfects appraisal rights under Delaware law. After completion of the Merger, RDO Equipment will be a wholly owned subsidiary of RDO Holdings.

        WHEREAS, Offutt and Horn entered into a Stock Option Agreement effective February 1, 1994, whereby Offutt granted Horn an option to acquire a specified number of Class A Shares of RDO Equipment owned by Offutt (the "Option"); and

        WHEREAS, Offutt and Horn entered into an Amendment to Stock Option Agreement on January 10, 1997, which was acknowledged by RDO Equipment, which increased to 383,005 the number of Class A Shares subject to the Option, which Horn had a right to acquire from Offutt at a predetermined price of $3.03 per share; and

        WHEREAS, Offutt and Horn entered into an Addendum to Stock Option Agreement on November 15, 2002, which, among other things, acknowledged Horn's partial exercise of the Option and Offutt's fulfillment of his contractual obligation under a scheduled repurchase program;

        WHEREAS, the parties desire to further amend the Stock Option Agreement in the event RDO Tender accepts for payment all of the Class A Shares that have been tendered prior to the expiration date of the Offer.

        IN CONSIDERATION of and subject to the mutual covenants and conditions contained herein and in the event RDO Tender accepts for payment all of the Class A Shares that have been tendered prior to the expiration date of the Offer, Offutt and Horn hereby agree to the following terms:

        RDO Holdings Co. shall replace RDO Equipment Co. in the Stock Option Agreement, the Amendment to Stock Option Agreement, and the Addendum to Stock Option Agreement such that Horn shall have the option to purchase and put the exact same specified number of shares of common stock of RDO Holdings Co. at the agreed price from Offutt as Horn previously had with regard to the purchase and put of RDO Equipment Co. shares from Offutt.

        This Amendment, together with the Stock Option Agreement, the Amendment to Stock Option Agreement, and the Addendum to Stock Option Agreement referred to herein, contain the entire agreement of the parties. No variations, modifications or changes to the Agreement shall be binding or enforceable upon either party unless reduced to writing and signed by or on behalf of each party.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the above written date.

By:	/s/ RONALD D. OFFUTT Ronald D. Offutt
By:	/s/ PAUL T. HORN Paul T. Horn

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SECOND AMENDMENT TO STOCK OPTION AGREEMENT